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                                   Exhibit 7


                     FORM OF PARTICIPATION AGREEMENT WITH
                      AMERICAN VARIABLE INSURANCE SERIES
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                        SERIES PARTICITATION AGREEMENT
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     THIS AGREEMENT, is hereby entered into on this 16th day of May, 1989, among
Paragon Life Insurance Company ("Paragon Life"), a life insurance company organized under the laws of the State of Missouri for itself and on behalf of Separate Account A of Paragon Life ("Separate Account"), a separate account established by Paragon Life in accordance with the laws of the State of Missouri, and American Variable Insurance Series ("Series"), an open-end management investment company organized under the laws of the State of Massachusetts, and Capital Research and Management Company ("CRMC"), an investment advisor under the Investment Advisors Act of 1940.

                                  WITNESSETH:

     WHEREAS, the Separate Account has been established by Paragon Life pursuant to Missouri law in connection with certain Flexible Premium Life Policies ("Policies") proposed to be issued to the public by Paragon Life; and

     WHEREAS, the Separate Account is being registered as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, the income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the applicable Policies, to be credited to or charged against such Separate Account without regard to other income, gains or losses of Paragon Life; and

     WHEREAS, the Separate Account is subdivided into various sub-accounts ("Sub-accounts") under which income, gains and losses, whether or not realized, from assets allocated to each such Sub-account are, in accordance with the applicable Policies, to be credited to or charged against such Sub-Accounts without regard to other income, gains or losses of other sub-accounts or of Paragon Life; and

     WHEREAS, CRMC (hereinafter also referred to as the "Advisor") is duly registered as an investment advisor under the Investment Advisors Act of 1940; and

     WHEREAS, the Series is registered as an open-end management investment company organized under the laws of the State of Massachusetts and will operate in accordance with the 1940 Act; and

     WHEREAS, the Series is divided into various funds ("Funds"), each Fund being subject to separate investment policies and restrictions which may not be changed without a majority vote of the shareholders of such Fund; and

     WHEREAS; certain Funds will serve as the underlying investment medium for certain Sub-accounts; and

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     WHEREAS, Walnut Street Securities, Inc., the principal underwriter for the
Policies to be funded by the Separate Account, is a broker-dealer registered as such under the Securities Exchange Act of 1934;

     NOW THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, Paragon Life, the Separate Account, CRMC, and the Series hereby agree as follows:

     1. Paragon Life's employer sponsored variable life program (Securities and Exchange Commission registration number 33-18341) and group sponsored program for A.G. Edwards and other group programs (Securities and Exchange Commission registration number 33-27242) will be the only Policies used with the Series. With respect to the group-sponsored program for A.G. Edwards and other employers, Paragon Life will obtain permission from CRMC prior to offering such program to any entity other than A.G. Edwards. The Policies funded through the Separate Account will provide for the allocation of purchase payments among certain Sub-accounts for investment in such shares of the Funds as may be offered from time to time in the prospectus of the Policies. The selection of the particular Sub-account is to be made by the Policy owner and such selection may be changed or the policy value may be transferred among Sub-accounts in accordance with the terms of the Policies.

     2. No representation is made as to the number or amount of such Policies to be sold, however, Paragon Life, through Walnut Street Securities, Inc., will make reasonable efforts to market such Policies.

     3. Purchases and redemptions of shares will be at the next computed net asset value for the appropriate Sub-account, as set forth in the current Series prospectus and Statement of Additional Information, and shall be submitted by Paragon Life to the Series' transfer agent pursuant to procedures and in accordance with the payment provisions set forth in Appendix A hereto. Appendix A may be modified from time to time with the mutual consent of the parties by written memoranda which memoranda will be attached to and incorporated into this Agreement as if fully set forth herein. Purchase or withdrawal requests received by Paragon Life (or its designated agent) shall be deemed to have been received by the Series' transfer agent for proposes of computing the share price for corresponding purchases and redemptions of shares of the Series; provided that such requests are communicated to the Series' transfer agent not later than the time and in the manner designated by the Series' transfer agent, on the business day next following such receipt by Paragon Life (or its designated agent).

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               The Series reserves the right to suspend sales if the Board of
         Trustees of the Series deems it appropriate and in the best interests of the Series or in response to an order of an appropriate regulatory authority.

     4. Transfer of Fund shares will be by book entry only. No stock certificate will be issued to the Separate Account. Shares of each Fund will be recorded in an appropriate title for the corresponding Sub-account on the books of Paragon Life. If, however, state law requires transfer other than by book entry, then the Series agrees to provide the required form of transfer.

               Paragon Life will provide to the Series a list of Policy owners (and their addresses) upon written notice from any officer or Trustee of the Series.

               Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Policies obtained pursuant to this Agreement and shall not disclose, disseminate, or utilize such names and addresses or other confidential information without written consent of Paragon Life or unless required by state or federal regulatory bodies, as authorized by applicable law; provided, however, that the Policy owners may be contacted with respect to Series matters.

               Each party hereto shall cooperate with each other party and all appropriate governmental authorities and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

               CRMC and the Series agree that all records and other data pertaining to the Policies are the exclusive property of Paragon Life and that any such records and other data shall be furnished to Paragon Life by CRMC and the Series upon termination of this Agreement for any reason whatsoever. This shall not preclude CRMC or the Series from keeping copies of such data or records for its own files subject to the provisions of this section.

     5. The Series shall furnish notice on the ex-dividend date to Paragon Life of any dividend or distribution payable on any shares underlying Sub-accounts. All of such dividends and distributions as are payable on shares of a Fund recorded in the title for the corresponding Sub-account shall be automatically reinvested in additional shares of that Fund. The Series shall notify Paragon Life of the number of shares so issued.

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     6.  The terms governing remuneration of CRMC, in its capacity as an investment advisor to the Series, are set forth in the Investment Advisory and Service Agreement between the Series and CRMC and the Series prospectus. The Series shall pay all its expenses incidental to its performance under this Agreement. The Series shall see to it that all of its shares are registered and authorized for issue in accordance with applicable federal and state laws prior to their purchase by Paragon Life for the Sub-accounts. The Series shall bear the expenses for the cost of registration of its shares, preparation of its prospectus, proxy materials and reports, the printing and distribution of such items to each Policy owner who has allocated net amounts to any Sub-account, the preparation of all statements and notices required by any federal or state law, and taxes imposed upon the Series on the issue or transfer of the Series' shares subject to this Agreement. The parties shall cooperate in the printing of the prospectuses of the Policies and the Series. CRMC shall provide Paragon Life with a reasonable quantity of Series prospectuses and reports to be used in connection with transactions contemplated by this Agreement. CRMC may request reimbursement from Paragon Life for the cost of printing and mailing prospectuses and reports which are used as sales literature with prospective Policy owners to the extent such supplied materials exceed, in the opinion of CRMC, reasonable quantities.

     7. Paragon Life shall make no representations concerning the Series or its shares except those contained in the then current prospectus of the Series and in printed information subsequently issued on behalf of the Series and approved in writing by the Series as supplemental to such prospectus, or otherwise approved by CRMC or the Series in writing.

     8. Each Fund of the Series shall comply with Section 817 (h) of the Internal Revenue Code of 1986, and the regulations issued thereunder (Reg. Section 1.817-5, March 1,1989), relating to the diversification requirements for variable annuity, endowment, and life insurance contracts.

     9. It is understood among the parties to this Agreement that shares of the Funds may be offered to separate accounts of various insurance companies in addition to Paragon Life and in connection with insurance contracts or policies other than the Policies (this practice is herein described as "mixed and shared funding"). It is also understood among the parties that shares of the Funds may be offered to other persons identified in paragraph (f) of Regulation Section 1.817-5, in order that the Separate Account can rely on the look-through provisions of said paragraph and otherwise subject to section eight above. The Series and CRMC filed an application and an amendment

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         thereto (file number 812-6393) (the "Application") for an order of the
         Securities and Exchange Commission ("SEC"), pursuant to Section 6 (c) of the 1940 Act exempting the Series and CRMC and certain life insurance companies from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Series to be sold in connection with mixed and shared funding. The order was granted in SEC release no. IC-15899 (the "Order"), subject to certain conditions contained in the Application, (the "Conditions"). The following is a summary of the Conditions as set forth in the Notice of Application and Opportunity for Hearing (SEC release no. IC-15233):

               a) A majority of the Board of the Series shall consist of persons who are not "interested persons" of the Series as defined by the 1940 Act.

               b) The Board of the Series will monitor the Series for the existence of any material irreconcilable conflict between the interests of contract (or policy) owners of all separate accounts investing in the Series.

               c) Paragon Life shall report any potential or existing conflict to the Series' Board.

               d) The Board of the Series shall promptly notify Paragon Life in writing of any irreconcilable material conflict and its implications.

               e) If an irreconcilable material conflict exists, Paragon Life shall, to the extent practicable, take whatever steps are necessary to eliminate such a conflict.

               f) Paragon Life shall consider whether disclosure in the prospectus of the Policies regarding potential risks of mixed and shared funding is appropriate.

               g) Paragon Life shall vote shares of the Series in accordance with instructions received from the Policy owners whose Policy cash values are invested in shares of the Series. Paragon Life shall vote shares of the Series for which no instructions have been received in the same proportion as shares of the Series for which instructions have been received from Policy owners.

               h) Paragon Life and the Series shall undertake to comply with any material applicable regulation of the SEC

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                   which may be adopted relating to mixed and shared funding
                   (including applying for any additional exemptive relief, if necessary).

               i) The Series prospectus shall disclose that (1) shares of the Series are offered to insurance company separate accounts funding both variable annuity and variable life insurance contracts, (2) interests of various contract owners participating in a Series might be in conflict, and (3) the Board will monitor for the existence of any material conflicts and determine what action, if any, should be taken.

               Paragon Life hereby agrees to comply with all the Conditions, as applicable, and the Series reaffirms its undertaking to comply with the Conditions. The provisions of this Section are not subject to termination pursuant to section 10 of this Agreement and shall remain in effect for as long as necessary to satisfy the Conditions.

     10.  This Agreement shall terminate:

               (a) at any time on six months' written notice by CRMC or the Series to Paragon Life or on six months' written notice by Paragon Life to CRMC or the Series without the payment of any penalty (provided, however, if Paragon Life is not able, acting in good faith, to obtain suitable substitute investment media within six months, this Agreement shall terminate one year from the date of the notice of termination); or

               (b) at the option of Paragon Life or of the Series upon institution of formal enforcement proceedings against the Series or CRMC by the SEC; or

               (c) upon a vote of the holders of a majority of the shares underlying the Policies having an interest in a particular Sub-account to substitute the shares of another investment company for the corresponding Series shares in accordance with the terms of the Policies for which those shares had been selected to serve as the underlying investment medium. Paragon Life will give 60 days' prior written notice to the Series upon the occurrence of the earlier of the following actions taken for the purpose of substituting shares of the
                    Funds: (1)

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                    an application made to the SEC or (2) a proposed Policy
                    owner vote; or

               (d) in the event the shares of the Funds are not registered, issued, or sold in accordance with applicable state and/or federal law or such law prohibits the use of such shares as an underlying investment for the Policies issued or to be issued by Paragon Life. Prompt notice of such an event shall be given by each party to the other in the event the conditions of these provision occur; or

               (e) upon assignment of this Agreement at the option of any party not assigning this Agreement.

     11. Each notice required by this Agreement shall be given in writing and delivered via certified mail -- return receipt requested to:

     Paragon Life Insurance Company
     Separate Account A
     100 South Brentwood Blvd.
     St. Louis, MO  63105

     American Variable Insurance Series
     Capital Research and Management Company
     333 South Hope Street
     Los Angeles, California  90071

     12. The obligation of the Series under this Agreement are not binding upon any of the Trustees, officers, employees, agents, or shareholders of the Series individually, but bind only the Series' assets. Paragon Life and the Separate Account agree to look solely to the assets of the Series for the satisfaction of any liability of the Series, with respect to this Agreement and will not seek recourse against the members of the Board of Trustees of the Series, or its officers, employees, agents, or shareholders, or any of them, or any of their personal assets for such satisfaction.

     13. CRMC agrees to indemnify and hold harmless Paragon Life, each member of its Board of Directors, each of its officers, and any person that controls Paragon Life within the meaning of section 15 of the Securities Act of 1933 against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of CRMC) or litigation (including legal and other expenses) to which Paragon Life may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or

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          expenses (or actions in respect thereof) or settlements arise as a result of (1) Paragon Life's reliance on any information contained in a then current prospectus, Statement of Additional Information, or report or the Series; or any current information communicated to Paragon Life in writing by the Series or CRMC or (2) any failure by the Series or CRMC, whether unintentional or in good faith or otherwise to comply with section eight above, provided that CRMC shall have been given prompt written notice concerning any matter for which indemnification is otherwise afforded hereunder; however, CRMC shall be entitled to, but need not, rely upon the interpretation of the requirements of 817 (h) by counsel to Paragon Life when such interpretation is requested by CRMC.

          CRMC shall, at all times, have the right, but not the obligation, to take over and conduct, in the name of Paragon Life and/or the Separate Account, the investigation and defense of any claim by a third party for which indemnification may be sought, and in such event, Paragon Life and/or the Separate Account shall cooperate in every way with the Series and/or CRMC.

     14. Paragon Life agrees to indemnify and hold harmless CRMC and the Series, each member of their Boards of Directors or Trustees, each of their officers, and each person that controls CRMC or the Series within the meaning of the Securities Act of 1933 against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Paragon Life) or litigation (including legal and other expenses) to which CRMC may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or action in respect thereof) or settlements arise as a result of (1) CRMC's or the Series' reliance on any information contained in the then current prospectus, Statement of Additional Information, or contract of the Separate Account; or any information communicated to the Series or CRMC in writing by Paragon Life or (2) any failure by Paragon Life or the Separate Account, whether unintentional or in good faith or otherwise to adequately qualify the Policies as "variable contracts" as defined in Section 817 (d) of the Internal Revenue Code, provided that Paragon Life shall have been given prompt written notice concerning any matter for which indemnification is otherwise afforded hereunder; however, Paragon Life shall be entitled to, but need not, rely upon the interpretation of the requirements of Section 817 (d) by counsel to CRMC when such interpretation is requested by Paragon life.

     Paragon Life shall, at all times, have the right, but not the obligation, to take over and conduct, in the name of the Series and/or CRMC, the investigation and defense of any claim by a third party for which

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     indemnification may be sought, and in such event, the Series and CRMC shall cooperate in every way with Paragon Life and/or the Separate Account.

     15. This Agreement shall be construed in accordance with the laws of the State of Missouri.

     IN WITNESS WHEROF, the parties hereto have caused the Agreement to by duly executed and attested as of the date first above written.

                                            PARAGON LIFE INSURANCE
                                            COMPANY OF BEHALF OF ITSELF
                                            AND SEPARATE ACCOUNT
Attest:

/s/  Craig K. Nordyke                     By:  /s/ Carl H. Anderson
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Attest:                                        AMERICAN VARIABLE INSURANCE
                                               SERIES

/s/ Michael Downer                        By:  /s/ Thomas E. Terry
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Attest:                                        CAPITAL RESEARCH AND
                                               MANAGEMENT COMPANY

/s/ Michael Downer                        By:  /s/ Grahm Holloway
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